UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:           September 15, 2008
(Date of earliest event reported)

Commission File Number	Registrant; State of Incorporation Address; and Telephone Number	IRS Employer Identification No.

1-11337	INTEGRYS ENERGY GROUP, INC. (A Wisconsin Corporation) 130 East Randolph Drive Chicago, Illinois 60601-6207 (312) 228-5400	39-1775292

1-3016	WISCONSIN PUBLIC SERVICE CORPORATION (A Wisconsin Corporation) 700 North Adams Street P. O. Box 19001 Green Bay, WI 54307-9001 (800) 450-7260	39-0715160

2-35965	NORTH SHORE GAS COMPANY (An Illinois Corporation) 130 East Randolph Drive Chicago, Illinois 60601-6207 (312) 240-4000	36-1558720

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 15, 2008, Lehman Brothers Holdings Inc. filed for protection under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court, Southern District of New York.  Integrys Energy Group, Inc. (“Integrys”) and its subsidiaries, including Wisconsin Public Service Corporation (“WPSC”) and North Shore Gas Company (“NSG”), have energy transactions with subsidiaries of Lehman Brothers (together with Lehman Brothers Holdings Inc. individually and collectively referred to as “Lehman”).  Integrys, WPSC and NSG believe the Lehman Brothers bankruptcy will not have a material adverse effect on Integrys, WPSC or NSG, either individually or collectively.

If Integrys is unable to net certain transactions its subsidiaries have entered into with Lehman, Integrys believes its total exposure is approximately $8.0 million, pre-tax, or about $.06 in diluted earnings per share.   Netting of certain transactions would reduce this number.

Integrys’ current $1.98 billion of credit facilities (which includes WPSC’s and its other subsidiaries’ credit facilities) include 27 financial institutions, but none of these facilities include Lehman Brothers or any of its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRYS ENERGY GROUP, INC. By: /s/ Joseph P. O'Leary Joseph P. O'Leary Senior Vice President and Chief Financial Officer

Date: September 17, 2008